Exhibit 99.2

FOR RELEASE:	November 3, 2015

William L. Hedgepeth, II

Executive Vice President

Chief Executive Officer

Office: 910-892-7080 BillH@SelectBank.com

SelectBank.com

SELECT BANCORP RECEIVES REGULATORY APPROVALS TO PURCHASE TWO YADKIN BRANCHES

DUNN, NC . . . Select Bancorp, Inc. (the “Company” NASDAQ: SLCT), the holding company for Select Bank & Trust, today announced receipt of regulatory approval from both the Federal Deposit Insurance Corporation (FDIC) and the North Carolina State Banking Commission for the acquisition of two branches of Yadkin Bank located in Morehead City and Leland, N.C.

Terms of the agreement provide for Select Bank to acquire all the real property, equipment, and other selected assets associated with Yadkin Bank’s Morehead City and Leland branches, both located in North Carolina. Select Bank also agreed to assume the majority of deposits and will purchase substantially all loans associated with the two branches.

On the approval, William L. Hedgepeth, president and CEO of Select Bancorp said, “We are glad to move forward with this acquisition and thankful for the approvals. It has been our goal for some time to expand the markets we serve. As part of our strategic planning process and growth philosophy, we make an effort to see out prime locations and identify and hire outstanding employees. These two locations are a great fit for our bank. We look forward to serving the people of Brunswick and Carteret counties. This is an exciting time for Select Bancorp, all of our shareholders, customers and communities, as a larger well-established local bank.

The final piece of the conversion of the two branches will take place at the end of the business day on December 11, 2015 as systems will be converted to Select Bank. When both branches open for business on Monday, December 14, they will be operating as Select Bank & Trust.

Select Bank & Trust will be acquiring approximately $40 million in deposits and $10 in loans.

Select Bank & Trust has branch offices in these North Carolina communities: Dunn, Burlington, Clinton, Elizabeth City, Fayetteville, Goldsboro, Greenville, Lillington, Lumberton, Raleigh and Washington.

Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company, headquartered in Dunn, North Carolina, whose wholly-owned subsidiary, Select Bank & Trust Company, is a state-chartered commercial bank insured by the FDIC. Select Bank & Trust Company has twelve branch offices located in Burlington, Clinton, Dunn, Goldsboro, Greenville (2), Elizabeth City, Fayetteville, Lillington, Lumberton, Raleigh and Washington, North Carolina. More information can be obtained by visiting Select's web site at www.SelectBank.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements involve a number of risks and uncertainties.

Source

Select Bancorp, Inc.